Exhibit 3.1

CROSSROADS SYSTEMS, INC.

CERTIFICATE OF DESIGNATION

OF

5.0% SERIES F CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Crossroads Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Corporation’s Board of Directors (the “Board of Directors”) by the Corporation’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to Section 151 of the DGCL, the Board, by written consent dated as of March 21, 2013, adopted resolutions (i) authorizing a new series of the Corporation’s previously authorized preferred stock, par value $0.001 per share (the “Preferred Stock”), and (ii) providing for the powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations or restrictions thereof, of 4,500,000 shares of 5.0% Series F Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue 4,500,000 shares of 5.0% Series F Convertible Preferred Stock, par value $0.001 per share, which shall have the following powers, designations, preferences and relative, participating, optional, or other special rights:

1.             Designation and Number of Shares. A series of Preferred Stock, designated the “Series F Convertible Preferred Stock” (the “Series F Convertible Preferred Stock”), is hereby established. The total number of authorized shares of Series F Convertible Preferred Stock shall be 4,500,000, with 3,750,000 shares designated as “Sub-Series F-1” and 750,000 shares designated as “Sub-Series F-2.” The Sub-Series F-1 and Sub-Series F-2 shall be identical in all respects, other than as set forth under Section 6(c) and Section 10, and unless expressly set forth herein, the Series F Convertible Preferred Stock shall refer to both the Sub-Series F-1 and Sub-Series F-2. The Sub-Series F-1 and Sub-Series F-2 shall constitute one class. The shares of Series F Convertible Preferred Stock may be certificated or uncertificated, as determined by the Board of Directors.

2.             Definitions. For the purpose of this Certificate of Designation, the following definitions apply:

(a)             “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(b)             “Commission” means the United States Securities and Exchange Commission.

(c)             “Common Stock” means the common stock, par value $0.001 per share, authorized for issuance under the Certificate of Incorporation.

(d)             “Conversion Price” means $2.0625 per share of Series F Convertible Preferred Stock, as adjusted from time to time as set forth in this Certificate of Designation.

(e)             “Conversion Shares” shall have the meaning set forth in Section 7(a).

(f)             “Fundamental Transaction” shall have the meaning set forth in Section 9(d).

(g)             “Holder” means a holder of Series F Convertible Preferred Stock and “Holders” means all holders of Series F Convertible Preferred Stock.

(h)             “Junior Stock” means the Common Stock and each other class or series of the Corporation’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series rank senior to or on par with the Series F Convertible Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation.

(i)              “Original Issue Date” means the date of the first issuance of any shares of the Series F Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series F Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series F Convertible Preferred Stock.

(j)              “Original Issue Price” means the original issue price of $2.0625 per share of Series F Convertible Preferred Stock, as adjusted for any combinations, consolidations, recapitalizations, reorganizations, reclassifications or splits with respect to such shares.

(k)             “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(l)             “Purchase Agreement” means the Securities Purchase Agreement, dated as of March 22, 2013, among the Corporation and the holders (as set forth therein), as amended, modified or supplemented from time to time in accordance with its terms.

(m)            “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the holders (as set forth therein), in the form of Exhibit C attached to the Purchase Agreement.

(n)             “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each holder as provided for in the Registration Rights Agreement.

(o)             “Rule 144” means Rule 144 promulgated by the Commission pursuant to the 1933 Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

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(p)             “Stockholder Approval” means the approval by the holders of a majority of the outstanding shares of Common Stock, excluding any shares of Series F Convertible Preferred Stock that would otherwise be entitled to vote on such matters, of certain provisions of this Certificate of Designation.

(q)             “Trading Day” means a day on which the principal Trading Market is open for business.

(r)              “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(s)             “Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto, and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

(t)             “Underlying Shares” means, collectively, the Conversion Shares and the Warrant Shares.

(u)             “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority of the Series F Convertible Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

(v)             “Warrants” means, collectively, the Common Stock purchase warrants delivered to each Holder on the Original Issue Date in accordance with the Purchase Agreement, in the form of Exhibit B attached to the Purchase Agreement.

(w)            “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

(x)             “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

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3.             Rank; Other Series of Preferred Stock.

(a)             The Series F Convertible Preferred Stock shall rank senior to the Junior Stock as to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)             As of the Original Issue Date, no shares of any other series of the Corporation’s Preferred Stock is outstanding.

4.             Dividends.

(a)             The Holders shall be entitled to receive, only out of assets legally available for payment of dividends, cumulative dividends on the Original Issue Price, and no more, payable semi-annually in arrears on each June 30 and December 31; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”) in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof. The period from and including the date of issuance of the Series F Convertible Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series F Convertible Preferred Stock will accrue on the Original Issue Price for each related Dividend Period at a rate equal to 5.0% per annum, as adjusted (the “Dividend Rate”). If (i) a Registration Statement is not filed within forty-five (45) days of the Original Issue Date (the “Filing Deadline”) or (ii) a Registration Statement is not declared effective by the Commission within one hundred twenty (120) days of the Original Issue Date, then the Dividend Rate shall be increased to 12.0% per annum from the date on which the failure of either of the aforementioned events occurs until such time as a Registration Statement is filed or a Registration Statement is declared effective, as applicable; provided, however, that if the Filing Deadline shall fall during a period that the Corporation may not file a registration statement until it files with the Commission its updated financial statements, the Filing Deadline shall be extended to no later than twenty (20) days after the filing date of such updated financial statements with the Commission.  At such time as a Registration Statement is filed or a Registration Statement is declared effective, as applicable, the Dividend Rate shall be reduced to 5.0% per annum.

(b)             If the Corporation determines to pay any dividends in shares of Common Stock, the number of shares of Common Stock payable shall be the quotient of the amount of the cash dividend per share of Series F Convertible Preferred Stock to be paid in shares of Common Stock divided by the average of the VWAPs for the thirty (30) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date determined as of the Dividend Payment Date; provided, however, that prior to the receipt of Stockholder Approval with respect to the payment of dividends in shares of Common Stock using the average of the VWAPs of the Common Stock as contemplated in this Section 4 in the event such 30-day VWAP for any given Dividend Payment Date is less than the Original Issue Price, the Corporation shall not pay any dividends in kind if such in kind payments would cause the offering of the Series F Convertible Preferred Stock to not qualify as an “at market deal” under Nasdaq Listing Rule 5635(d) as determined in good faith by the Board of Directors, whereupon the dividend shall either accrue as an unpaid dividend or be paid in cash at the Corporation’s option. Any accrued dividends shall accrue at a rate equal to 5.0% per annum until paid. In the event that any portion of such dividend is accrued, such accrued amount shall be payable upon the earlier to occur of (i), with respect to all outstanding shares of Series F Convertible Preferred Stock, ten (10) Business Days subsequent to the receipt of Stockholder Approval with respect to the payment of dividends in shares of Common Stock using the average of the VWAPs of the Common Stock as contemplated in this Section 4 and (ii), with respect to any shares of Series F Convertible Preferred Stock that are converted into shares of Common Stock, on the date that any such shares of Series F Convertible Preferred Stock to which such accrued dividend relates are converted. In the event that any such shares are converted, such accrued dividends shall be payable in cash, shares of Common Stock or a combination thereof, at the Corporation’s option. The number of shares of Common Stock issuable with respect to any portion of such accrued dividend that is paid in shares of Common Stock shall be equal to the portion of such accrued dividend per share to be paid in shares of Common Stock divided by (A) the Conversion Price, if such conversion occurs subsequent to the receipt of the requisite Stockholder Approval, or (B) the Original Issue Price, if such conversion occurs prior to the receipt of the requisite Stockholder Approval. The Corporation may choose to pay any such accrued dividends in cash at any time.

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5.             Liquidation Rights. Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the Corporation shall designate a time period (which shall not be less than ten (10) Business Days) during which the Holders of Series F Convertible Preferred Stock may exercise their rights to convert all or a portion of their Series F Convertible Preferred Stock into Common Stock as set forth in Section 7. Each Holder of Series F Convertible Preferred Stock that does not exercise its rights to convert shall be entitled to receive out of the assets of the Corporation, for each share of Series F Convertible Preferred Stock, cash in an amount equal to (i) two (2) times the Original Issue Price plus (ii) all accrued but unpaid dividends on the share, before any payment or distribution shall be made on the Junior Stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Corporation which by its terms is senior to the Series F Convertible Preferred Stock, if any; provided, however, in the event that Stockholder Approval with respect to the Conversion Price adjustment provisions contained in Section 9(e)(iii) is obtained, each such Holder of Series F Convertible Preferred Stock shall be entitled to receive, in lieu of the amounts in clauses (i) and (ii) above, out of the assets of the Corporation, for each share of Series F Convertible Preferred Stock, cash in an amount equal to (x) the Original Issue Price plus (y) all accrued but unpaid dividends on the share. After the payment to the Holders of Series F Convertible Preferred Stock of the full preferential amounts set forth above, the Holders of Series F Convertible Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. Shares of Series F Convertible Preferred Stock shall not be entitled to participate in the liquidation as shares of Common Stock without first foregoing the Series F Convertible Preferred Stock liquidation preference. If the assets of the Corporation available for distribution to the Holders of Series F Convertible Preferred Stock upon any liquidation, dissolution or winding-up of the Corporation are insufficient to pay the full preferential amount to which the Holders of Series F Convertible Preferred Stock are entitled, then the Holders of Series F Convertible Preferred Stock shall share in such distribution of assets pro rata in accordance with the amount that would be payable on such distribution if the amounts to which the Holders of Series F Convertible Preferred Stock were entitled were paid in full.

For purposes of this Section 5, a merger or other corporate reorganization in which the Corporation’s stockholders shall receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of voting stock of the Corporation immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which all or substantially all of the assets of the Corporation are sold shall be treated as a liquidation for purposes of the liquidation preference contained in this Section 5. Prior to the consummation of such transaction, the Corporation shall designate a time period (which shall not be less than ten (10) Business Days) during which the Holders of Series F Convertible Preferred Stock may exercise their rights to convert all or a portion of their Series F Convertible Preferred Stock into Common Stock as set forth in Section 7.

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6.             Voting Rights; Directors.

(a)             Generally. Except as otherwise required by the DGCL or as expressly provided in this Certificate of Designation or the Certificate of Incorporation, the Holders of Series F Convertible Preferred Stock shall be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration. With respect to any matter on which the holders of Common Stock shall be entitled to vote, the Holders of shares of Series F Convertible Preferred Stock shall vote together with the holders of Common Stock, and not as a separate class, and each share of Series F Convertible Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion as set forth in Section 7, subject to the Ownership Limitation Percentage (as defined in Section 10) and the Conversion Price adjustment provisions contained in Section 9 (other than Section 9(e)). Notwithstanding anything contained in this Certificate of Designation or otherwise, in no event shall the Holders of Series F Convertible Preferred Stock be entitled to vote their shares of Series F Convertible Preferred Stock with respect to any Stockholder Approval contemplated by Section 4 or Section 9.

(b)             Certain Actions. So long as at least twenty percent (20%) of the aggregate number of the shares of Series F Convertible Preferred Stock issued on the Original Issue Date pursuant to the Purchase Agreement are outstanding, the Corporation will not, (A) without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series F Convertible Preferred Stock, voting as a separate class, (i) take any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking senior or pari passu to the Series F Convertible Preferred Stock with respect to voting, dividends, or liquidation rights; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation, Bylaws or this Certificate of Designation of the Corporation in a manner that is materially adverse to the relative rights of the Series F Convertible Preferred Stock; (iii) declare or pay a dividend or distribution on any securities of the Corporation prior to the payment of the dividends required by this Certificate of Designation to the Holders of Series F Convertible Preferred Stock; or (iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Junior Stock, other than as to (x) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (y) repurchases of Common Stock or Convertible Securities of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors, or (B) without the written consent or affirmative vote of the holders of at least seventy percent (70%) of the then outstanding shares of Series F Convertible Preferred Stock, voting as a separate class, (i) sell (outside the ordinary course) or hypothecate any of its current or future assets (other than for hypothecations pursuant to and consistent with its existing working capital relationship (and any replacement or extension thereof so long as the amount of indebtedness available does not increase)), or (ii) incur any new debt (including redeemable preferred stock), other than pursuant to its existing working capital relationship (and any replacement or extension thereof so long as the amount of indebtedness available does not increase) and trade debt incurred in the ordinary course of business; provided, however, that the foregoing restrictions will not apply to (i) the assignment, conveyance, disposition, encumbrance, hypothecation, lease, sale, transfer or other disposition (by asset sale, pledge, or otherwise) of the Corporation’s intellectual property so long as (x) such disposition generates proceeds net of expenses of at least $3 million and (y) such disposition does not have a material adverse impact on the Corporation as a whole or the Corporation’s current or anticipated operations, including the sale of its StrongBox product line, and (ii) any license or licenses (or similar arrangements) entered into in the ordinary course of business consistent with past practices.

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(c)             Directors. The Holders of the outstanding shares of Series F Convertible Preferred Stock Sub-Series F-1, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation so long as at least ninety percent (90%) of the aggregate number of shares of Series F Convertible Preferred Stock Sub-Series F-1 issued on the Original Issue Date pursuant to the Purchase Agreement are outstanding; provided, however, that in the event less than ninety percent (90%) of such shares of Series F Convertible Preferred Stock Sub-Series F-1 are outstanding, but at least twenty percent (20%) of such shares of Series F Convertible Preferred Stock Sub-Series F-1 are outstanding, such Holders, voting as a separate class, shall be entitled to elect one (1) director of the Corporation and they shall take all necessary action to cause the removal of any other directors specifically elected by them. In the event that less than twenty percent (20%) of the aggregate number of shares of Series F Convertible Preferred Stock Sub-Series F-1 issued on the Original Issue Date pursuant to the Purchase Agreement are outstanding, such Holders shall forfeit their right to elect directors of the Corporation as a separate voting class and they shall take all necessary action to cause the removal of all directors specifically elected by them. The Holders of Series F Convertible Preferred Stock Sub-Series F-2 shall not be entitled to vote for directors pursuant to this Section 6(c).

7.             Optional Conversion by Holder. The Series F Convertible Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

(a)             Optional Conversion. Subject to and upon compliance with the provisions of this Section 7 and on or after the occurrence of the next Annual Meeting of the stockholders of the Corporation, the Holder of any shares of Series F Convertible Preferred Stock shall have the right at such Holder’s option, at any time or from time to time, to convert shares of Series F Convertible Preferred Stock into such number of shares of fully paid and nonassessable shares of Common Stock as is equal to the sum of (A) the quotient obtained by dividing the Original Issue Price by the Conversion Price, multiplied by the number of shares of Series F Convertible Preferred Stock being converted, plus (B) the quotient obtained by dividing the dividends on the shares of Series F Convertible Preferred Stock being converted which such Holder is entitled to receive, but has not yet received, by (i) the Conversion Price, if such conversion occurs subsequent to the receipt of Stockholder Approval with respect to the Conversion Price adjustment provisions contained in Section 9(e)(iii), or (ii) the Original Issue Price, if such conversion occurs prior to the receipt of Stockholder Approval with respect to the Conversion Price adjustment provisions contained in Section 9(e)(iii) (the “Conversion Shares”).

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(b)             Mechanics of Conversion. Before any Holder of Series F Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, to the extent such shares of Series F Convertible Preferred Stock are certificated, such Holder of shares of Series F Convertible Preferred Stock being converted shall surrender his, her or its certificate or certificates for all such shares of Series F Convertible Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. As soon as practicable after the conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series F Convertible Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions of Section 7(a), together with cash as provided in Section 7(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Series F Convertible Preferred Stock.

(c)             Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series F Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series F Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(d)             Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series F Convertible Preferred Stock. If more than one share of Series F Convertible Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series F Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to (i) that fractional interest multiplied by (ii) the sum of (A) the Original Issue Price plus (B) any dividends on such share of Series F Convertible Preferred Stock which such Holder is entitled to receive, but has not yet received.

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8.             Optional Conversion by the Corporation.

(a)             Optional Conversion. If, at any time, (i) the Corporation’s Common Stock trades on its principal Trading Market for a price that exceeds three (3) times the Conversion Price, (ii) there is an effective Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Underlying Shares (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or all of the Underlying Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, and (iii) the average daily trading volume for the Common Stock on the principal Trading Market is at least 100,000 shares (subject to adjustment for forward and reverse stock splits and the like) for twenty (20) consecutive Trading Days (“Threshold Period”), the Corporation may, within one (1) Trading Day after the end of any such Threshold Period, deliver a written notice to all Holders (“Company Conversion Notice” and the date such notice is delivered to all Holders, the “Company Conversion Notice Date”), to convert all or a portion of the shares of Series F Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is equal to the sum of (A) the quotient obtained by dividing the Original Issue Price by the Conversion Price, multiplied by the number of shares of Series F Convertible Preferred Stock being converted, plus (B) the quotient obtained by dividing the dividends on the shares of Series F Convertible Preferred Stock being converted which such Holder is entitled to receive, but has not yet received, by (i) the Conversion Price, if such conversion occurs subsequent to the receipt of Stockholder Approval with respect to the Conversion Price adjustment provisions contained in Section 9(e)(iii), or (ii) the Original Issue Price, if such conversion occurs prior to the receipt of Stockholder Approval with respect to the Conversion Price adjustment provisions contained in Section 9(e)(iii). The “Conversion Date” for purposes of Section 8 shall be deemed to occur on the date that is twenty (20) Business Days following the Company Conversion Notice Date (such twentieth day, the “Company Conversion Date”). If only a portion of Series F Convertible Preferred Stock then outstanding is to be converted, the Corporation shall select the shares to be converted in whatever reasonable manner its Board of Directors determines; provided, however, that such selection shall be pro rata among the Holders of the Series F Convertible Preferred Stock.

(b)             Procedural Requirements. The Corporation shall send the Company Conversion Notice to all Holders of record of shares of Series F Convertible Preferred Stock that are converted pursuant to Section 8(a). Upon receipt of the Company Conversion Notice, each Holder of shares of Series F Convertible Preferred Stock being converted shall surrender his, her or its certificate or certificates for all such shares of Series F Convertible Preferred Stock specified therein (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series F Convertible Preferred Stock that are converted pursuant to Section 8(a), including the rights, if any, to receive dividends, receive notices and vote (other than as a holder of Common Stock), will terminate upon the Company Conversion Date. As soon as practicable after the conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series F Convertible Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions of Section 8(a), together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Series F Convertible Preferred Stock which shall be calculated in accordance with Section 7(d).

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9.             Adjustments to Conversion Price.

(a)             Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series F Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series F Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately increased. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)             Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or other distribution in additional shares of Common Stock to the holders of Common Stock, the Conversion Price in effect immediately before the dividend or distribution shall be decreased as follows:

(i)             The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

(1)             a numerator which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(2)             a denominator which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)             If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted to reflect the actual payment of such dividend or distribution.

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(c)             Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series F Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9), in any such event each Holder of Series F Convertible Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series F Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)             Reorganizations, Mergers or Consolidations. If, at any time while the Series F Convertible Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or Persons whereby such other Person or Persons acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series F Convertible Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation on conversion set forth in Section 10), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series F Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series F Convertible Preferred Stock following such Fundamental Transaction. Notwithstanding anything else is this Certificate of Designation or otherwise, upon the occurrence of a Fundamental Transaction, the Holders shall the right to convert described in this Section 9(d) at any time following the Original Issue Date (without regard to any limitation on conversion set forth in Section 10).

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(e)             Adjustments for Dilutive Issues.

(i)              Special Definitions. For purposes of Section 9(e), the following definitions shall apply:

(1)             “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2)             “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3)             “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 9(e)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A)            shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Series F Convertible Preferred Stock;

(B)            shares of Common Stock, Options or Convertible Securities issued upon exercise of the Warrants (including, without limitation, any shares of Common Stock, Options or Convertible Securities issued upon a “cashless” exercise of the Warrants);

(C)            shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9(a) through Section 9(d);

(D)            shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security as in effect prior to the Original Issue Date, provided that the conversion or exercise price of any such Convertible Securities or Options (other than Convertible Securities or Options issued pursuant to clause (F) below) is not lowered, and none of such Convertible Securities or Options (other than Convertible Securities or Options issued pursuant to clause (F) below) are amended to increase the number of shares issuable thereunder without a proportionate change in the applicable conversion or exercise price;

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(E)             shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors and do not otherwise conflict with or violate any other provision of this Certificate of Designation; provided, that the primary purpose of such issuance is not to raise capital as determined in good faith by the Board of Directors;

(F)             shares of Common Stock, Options or Convertible Securities issued (including restricted stock units) to officers, directors, employees, consultants, advisors or contractors of the Corporation pursuant to stock option, stock purchase plans or other equity incentive plans on terms approved by the Board of Directors; and

(G)            shares of Common Stock, Options or Convertible Securities issued pursuant to the terms of those certain Promissory Notes of the Corporation, dated as of February 28, 2013, in the respective principal amounts of $300,000 and $250,000, provided that the conversion or exercise price of any such Convertible Securities or Options (other than Convertible Securities or Options issued pursuant to clause (F) below) is not lowered, and none of such Convertible Securities or Options (other than Convertible Securities or Options issued pursuant to clause (F) below) are amended to increase the number of shares issuable thereunder without a proportionate change in the applicable conversion or exercise price.

(ii)             Deemed Issue of Additional Shares of Common Stock.

(1)             If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)             If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 9(e)(iii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 9(e)(ii)(2) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

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(3)             If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 9(e)(iii) (either because the consideration per share (determined pursuant to Section 9(e)(iv)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 9(e)(ii)(1) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)             If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 9(e)(ii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 9(e)(ii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 9(e)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

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(iii)            Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9(e)(ii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued. The provisions of this Section 9(e)(iii) shall (A) not apply unless a Stockholder Approval is obtained with respect to the use of the Conversion Price adjustment provisions contained in this Section 9(e)(iii) and (B) in any event, no longer apply upon the earlier to occur of (1) twelve (12) months following the Original Issue Date or (2) the date on which the Corporation files an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q with the Commission indicating a positive earnings per share for the last three (3) month period covered by the Annual Report on Form 10-K or the three (3) month period covered by the Quarterly Report on Form 10-Q (excluding one-time, non-operational gains).

(iv)            Determination of Consideration. For purposes of this Section 9(e)(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)             Cash and Property. Such consideration shall:

(A)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)             insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)             in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

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(2)             Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9(e)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(A)            the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)             the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(v)             Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 9(e)(iii), then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f)             Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 9(b) above, if at any time the Corporation grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of Series F Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series F Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Ownership Limitation Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Ownership Limitation Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Ownership Limitation Percentage).

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10.           Beneficial Ownership Limitation. Notwithstanding anything in this Certificate of Designation to the contrary, the right of the Holder to convert the Series F Convertible Preferred Stock Sub-Series F-1 shall be subject to a 9.99% limitation and the right of the Holder to convert the Series F Convertible Preferred Stock Sub-Series F-2 shall be subject to a 4.99% limitation, with the result that the Corporation shall not effect any conversion of the Series F Convertible Preferred Stock, and the Holder shall not have the right to convert any portion of the Series F Convertible Preferred Stock, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 9.99%, for Holders of Series F Convertible Preferred Stock Sub-Series F-1, and 4.99%, for Holders of Series F Convertible Preferred Stock Sub-Series F-2 (collectively, the “Ownership Limitation Percentage”) of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder of Series F Convertible Preferred Stock (together with the Holder’s Affiliates) shall include the number of shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock for which determination is being made under this Section 10, but shall exclude the number of shares of Common Stock issuable upon (A) conversion of the remaining unconverted shares of Series F Convertible Preferred Stock beneficially owned by such Holder and its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation. Except as set forth in the preceding sentence, for purposes of this Certificate of Designation, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and Regulation 13d-3 thereunder. By written notice to the Corporation, a Holder of Series F Convertible Preferred Stock Sub-Series F-1 may increase or decrease the Ownership Limitation Percentage to any percentage not in excess of 19.99% as specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and any such increase or decrease will apply only to the requesting Holder and not to any other Holder of Series F Convertible Preferred Stock. A Holder of Series F Convertible Preferred Stock Sub-Series F-2 shall not be entitled to increase or decrease the Ownership Limitation Percentage pursuant to this Section 10.

11.           Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series F Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series F Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series F Convertible Preferred Stock.

12.           Report or Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of shares of Series F Convertible Preferred Stock, the Corporation at its expense will promptly deliver a certificate of the Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this Certificate of Designation.

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13.           Notices of Corporate Action. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all the assets of the Corporation to any other person; or (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then the Corporation will deliver to each Holder of the Series F Convertible Preferred Stock a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be furnished at least 20 days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Corporation is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 13, or the Corporation’s securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each Holder of the Series F Convertible Preferred Stock simultaneously with the notice provided to the Corporation’s stockholders.

14.           Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under application law.

15.           No Other Rights or Preferences. The Series F Convertible Preferred Stock shall have no other rights or preferences other than set forth in this Certificate of Designation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation as of the 28th day of March, 2013.

CROSSROADS SYSTEMS, INC.

By:	/s/ Rob Sims
Name:	Rob Sims
Title:	President & CEO

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